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                                                                   EXHIBIT 11

                          MUTUAL RISK MANAGEMENT LTD.

                       COMPUTATION OF EARNINGS PER SHARE

                                                                     Quarter Ended September, 30   Nine Months Ended September, 30
                                                                             1999        1998               1999        1998
                                                                        (in thousands except share and per share amounts)
Basic

Income Available to Common Shareholders                                     $5,361       $17,097          $42,255       $48,363
                                                                        ----------    ----------       ----------    ----------

Weighted Average Common Shares outstanding                              43,583,086    41,730,688       43,214,037    41,026,217
                                                                        ----------    ----------       ----------    ----------

Basic earnings per Common Share                                              $0.12         $0.41            $0.98         $1.18
                                                                        ----------    ----------       ----------    ----------
Diluted

Income Available to Common Shareholders                                     $5,361       $17,097          $42,255       $48,363
Debenture interest                                                               0(a)      1,634            4,513         4,967
                                                                        ----------    ----------       ----------    ----------
                                                                            $5,361       $18,731          $46,768       $53,330

Weighted Average Common Shares outstanding                              43,583,086    41,730,688       43,214,037    41,026,217


Common share equivalents associated with options
     and Convertible Debentures:
         Net effect of dilutive stock options                              869,179     2,062,026        1,314,909     2,322,814
         Assumed conversion of Convertible Debentures                            0(a)  6,647,233        5,869,042     6,804,209
                                                                        ----------    ----------       ----------    ----------
                                                                           869,179     8,709,259        7,183,951     9,127,023

     Total Weighted Average Common Shares                               44,452,265(a) 50,439,947       50,397,988    50,153,240
                                                                        ----------    ----------       ----------    ----------

Diluted earnings per Common Share                                           $0.12          $0.37            $0.93         $1.06
                                                                        ----------    ----------       ----------    ----------

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(a) Excludes the conversion of Convertible Debentures which would have an anti-dilutive effect.